Exhibit 4.20

EMPLOYMENT AGREEMENT

This Agreement made this 8th day of December, 2009.

BETWEEN:

KOBEX MINERALS INC., a company incorporated under the laws of the Province of British Columbia and having a registered and records office at Suite 1700, 700 West Pender Street, Vancouver, British Columbia, V6C 1G8.

 (hereinafter called the “Corporation”)

AND:

ALFRED HILLS, of 13326 23A Ave., Surrey, British Columbia, V4A 9S9.

 (hereinafter called the “Employee”)

WHEREAS:

A.                     The Employee was, until September 30, 2009, employed as the Chief Executive Officer of International Barytex Resources Ltd. (“Barytex”);

B.                      By Plan of Arrangement concluded on September 30, 2009, Barytex was merged with two other corporate entities to create the Corporation and the Employee has agreed to continue his employment as President and Chief Executive Officer of the Corporation on the terms and conditions set forth herein;

C.                      The Board of Directors recognizes that it is in the best interest of the Corporation and its shareholders that the Corporation retain and encourage the continuing service and dedication to his office and employment of the Employee, without distraction caused by the uncertainties, risks and potentially disturbing circumstances that could arise from a possible change in control of the Corporation;

D.                     The Board of Directors further believes that the Employee should receive fair treatment in the event of a change in control of the Corporation; and

NOW THEREFORE in consideration of the payment of the sum of $100.00, less lawful deductions and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, the parties hereby covenant and agree with each other as follows:

1.                      EMPLOYMENT, TERM, POSITIONS AND DUTIES

1.1                     Employment

 The Corporation hereby employs the Employee and the Employee hereby accepts employment upon the following terms and conditions.

1.2                    Term

The employment of the Employee by the Corporation shall be commence on November 9, 2009 and continue until terminated pursuant to Section 4 (the “Term”).

1.3                     Positions

 The Employee shall serve as President and Chief Executive Officer and shall perform such duties and assume such responsibilities consistent with his position as an executive of the Corporation and further will perform such duties and responsibilities as the Board of the Corporation may require and assign to him including serving as a director or officer of the Corporation or such other affiliates and associates of the Corporation at no additional compensation.

2.                     THE EMPLOYEE’S OBLIGATIONS

2.1                    Full Time and Effort

During the Term, the Employee shall devote his full time and effort and attention to the business, operations and affairs of the Corporation, its affiliates and associates. The Employee may, upon providing notice to the Board of the Corporation, serve as a director of any other company or organization, provided such activity does not interfere with the performance of his obligations herein.

2.2                    Non-Competition

The Employee recognizes and understands that in performing the duties and responsibilities of his employment as provided in this Agreement, he will occupy a position of high fiduciary trust and confidence, pursuant to which he will develop and acquire wide experience and knowledge with respect to all aspects of the businesses carried on by the Corporation and its affiliates and the manner in which such businesses are conducted. It is the express intent and agreement of the Employee and of the Corporation that such knowledge and experience shall not be used in any manner which would be detrimental to the business interests of the Corporation and such affiliates whether during the currency of his employment by the Corporation or at any time following the termination of his employment with the Corporation.

2.3                   Disclosure of Information

The Employee further recognizes and understands that in the performance of his employment duties and responsibilities as provided in this Agreement, he will acquire knowledge of a wide variety of non-public information concerning the business of the Corporation and its affiliates and associates. The Employee therefore agrees that, except with the permission of the Corporation, he will not use such non-public information for any reason other than for the business of the Corporation or disclose such non-public information to any unauthorized person.

2.4                   The parties recognize that a breach by the Employee of any of the covenants herein contained would result in damages to the Corporation and that the Corporation could not adequately be compensated for such damages by monetary award. Accordingly, the Employee agrees that in the event of any such breach, in addition to all other remedies available to the Corporation at law or in equity, the Corporation shall be entitled as a matter of right to apply to a court of competent jurisdiction, in British Columbia, for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

2.5                   The parties agree that all restrictions in this Agreement are necessary and fundamental to the protection of the business of the Corporation and are reasonable and valid, and all defences to the strict enforcement thereof by the Corporation are hereby waived by the Employee.

2.6                   The Employee agrees that upon termination of the Employee’s employment for any reason, the Employee will return to the Corporation all assets of the Corporation including any documents, recordings or other format upon which information of the Corporation is stored.

2.7                   The parties further agree that a breach by the Employee of any of the covenants contained in Sections 2.2 and 2.3 will be cause for termination of the Employee’s employment and of the Corporation’s obligations under this Agreement and will nullify and make void the obligation that the Corporation has to make the payments referred to in subsections 3.6 and 4.3(b), and the Corporation will have no obligation to provide the Employee with severance pay or notice of termination or compensation in lieu of notice.

3.                     COMPENSATION

3.1                   Base Salary

Effective October 1, 2009, the Employee’s annual base salary will be $225,000.00 per annum, which salary shall be reviewed annually by the Compensation Committee of the Board of the Corporation and adjusted accordingly each year, if warranted. The adjustments to the Employee’s salary shall recognize the Employee’s performance and contribution to the Corporation and the performance of the Corporation. The Employee’s base salary shall be payable in substantially equal bi-monthly instalments in arrears, subject to such payroll withholding deductions as may be required by law.

3.2                   Incentive Stock Option Plan

The Employee shall be eligible to participate in the Corporation’s Incentive Stock Option Plan, which plan may be amended, deleted or revised from time to time as the Corporation in its sole discretion determines.

3.3                    Other Benefits

a)           The Employee shall continue to be eligible to participate in all employee insurance and other benefit plans and programs in effect for executive and key management employees of the Corporation to the extent of and in accordance with the rules and agreements governing such plans and programs so long as such plans and programs are in effect, which plans and programs may be amended, deleted or revised from time to time as the Corporation in its sole discretion determines.

b)           The Corporation shall pay the Employee’s monthly vehicle office parking.

c)           The Corporation shall pay the Employee’s annual Professional Engineers membership fees.

3.4                   Expenses

The Corporation shall reimburse the Employee for reasonable expenses incurred by him in the performance of his duties and responsibilities hereunder in accordance with Corporation policy.

3.5                      Vacation

The Employee shall be entitled in each calendar year to paid vacations in accordance with the Corporation’s executive vacation policy as it exists from time to time, with a minimum entitlement of four (4) weeks paid vacation, to be taken at such time or times as the Employee may select and as the Corporation may reasonably approve having regard to the business, affairs and operations of the Corporation and its affiliates. If the Employee is employed for only a part of such year, such vacation entitlement shall be pro rated as though it were accruing from day to day.

3.6                   Bonuses

The Employee shall be eligible for an annual bonus, if any, that may be granted to the Employee by the Board at its sole discretion.

4.                     TERMINATION

4.1                   Notwithstanding anything in this Agreement to the contrary, the Corporation may terminate the employment of the Employee for just cause by giving written notice to the Employee of its intention to terminate this Agreement on the date specified in such notice. If the Employee’s employment is terminated for just cause, the Employee shall not be entitled to any severance, notice of termination or compensation pursuant to the termination provisions of this Agreement.

4.2                   (a)           If the Employee is permanently disabled, the Corporation may replace the Employee either on a temporary or permanent basis without terminating the employment of the Employee, During the Employee’s absence due to disability, the Employee will be entitled to such insurance and other benefits as may be provided for pursuant to the rules and agreements governing the plans providing for insurance and benefit coverage, but will not receive salary in addition to wage loss replacement insurance benefits.

(b)           For the purposes of this Article, “permanent disability” means any physical or mental incapacity, disease or affliction, as determined by a legally qualified medical practitioner selected by the Corporation and acceptable to the Employee, acting reasonably, which prevents the Employee to a substantial degree from performing his obligations as an employee of the Corporation.

(c)           If the Employee recovers from permanent disability, the Corporation may offer to the Employee the position that the Employee formerly occupied prior to the Employee’s permanent disability or such other comparable position that the Corporation in its sole discretion determines. If no other position is offered by the Corporation to the Employee, the Employee shall be entitled to such compensation as is set out in Section 4.3(b).

4.3                   (a)           The Corporation may terminate the employment of the Employee for reasons other than just cause by giving written notice to the Employee of the intention to terminate his employment on the date specified in such notice.

(b)           If the Employee’s employment is terminated without just cause, the Corporation will pay to the Employee a sum equal to one (1) year of the Employee’s then current base annual salary, plus an amount equal to the cost of the Employee’s benefits excluding incentive stock options but including bonus (averaged up to three years as applicable) for a period of one (1) year.

4.4                   The Employee may resign from the Corporation:

(a)           anytime prior to October 31, 2010, by providing two (2) weeks’ notice to the Corporation and, at the conclusion of such period of notice, the Corporation shall pay to the Employee a sum equal to one (1) year of the Employee’s then current base annual salary, plus an amount equal to the cost of the Employee’s benefits excluding incentive stock options but including bonus (average up to three years as applicable) for a period of one (1) year; or

(b)           anytime on or after October 31, 2010, by providing two (2) months’ notice to the Corporation, whereupon the Corporation may, in its sole discretion, waive or reduce such notice, in which case the Employee’s resignation shall take effect and the Employee’s employment shall terminate on a date to be determined by the Corporation and neither party shall have any rights or obligations pursuant to this Employment Agreement except those specifically set out in Section 5.6.

(c)           Upon the Employee’s resignation taking effect, the Employee will resign as an officer, director and employee of any of the Corporation’s subsidiaries or affiliated companies.

4.5                   (a) If the Employee’s employment is terminated by the Corporation or any successor corporation or person within one (1) year of a Change of Control, excluding a termination under section 4.1 herein, or if the Employee resigns within one (1) year of a Change of Control, the Employee’s entitlement to severance pay will be an amount equal to two (2) years’ base salary plus the cost of two (2) years’ benefits other than incentive stock options, but including bonus (averaged up to three (3) years as applicable).

(b) “Change of Control” means the occurrence of any of the following events:

(i)           if any individual, partnership, company, corporation, society, or other legal entity (a “Person”), alone or together with any other Persons with whom it is acting jointly or in concert, becomes the beneficial owner of, or acquires the power to exercise control or direction over, directly or indirectly, such securities (or securities convertible into, or exchangeable for, securities) entitled to fifty percent (50%) or more of the votes exercisable by holders of the then-outstanding securities generally entitled to vote for the election of directors (“Voting Stock”) of the Corporation or if any Persons that previously were not acting jointly or in concert commence acting jointly or in concert and together beneficially own, or have the power to exercise control or direction over, securities entitled to more than fifty percent (50%) of the votes, exercisable by Holders of Voting Stock of the Corporation, and such Persons did not at the date hereof own or otherwise exercise control over fifty percent (50%) or more of the votes exercisable by holders of voting stock, nor have rights of conversion which, if exercised, would permit such Persons to own or control such a percentage of votes;

(ii)           the Corporation is merged, amalgamated or consolidated into or with another Person and, as a result of such business combination, securities entitled to more than fifty percent (50%) of the votes, exercisable by holders of the Voting Stock of the Corporation or of such Person into which the Voting Stock of the Corporation is converted in or immediately after such transaction are held by a Person alone or together with any other persons with whom it is acting jointly or in concert and such Person, together with those with whom it is acting jointly or in concert, held securities representing Jess than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Corporation immediately prior to such transaction;

(iii)           the capital of the Corporation is reorganized and, as a result of such reorganization, securities entitled to more than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Corporation upon or immediately after such reorganization are held by a Person alone or together with any other Persons with whom it is acting jointly or in concert and such Person, together with those with whom it is acting jointly or in concert, held securities representing less than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the Corporation immediately prior to such reorganization;

(iv)            the Corporation sells or otherwise transfers all or substantially all of its assets to another Person and immediately following such sale or transfer securities entitled to more than fifty percent (50%) of the votes exercisable by the holders of the Voting Stock of the acquiring Person are held by a Person that alone or together with any other Person or Persons with whom it is acting jointly or in concert, and such person, together with those with whom it is acting jointly or in concert, held securities representing less than fifty percent (50%) of the votes exercisable by holders of the Voting Stock of the Corporation immediately prior to such transaction; or

(v)            during any period of two consecutive years, individuals (“Incumbent Directors”) who at the beginning of any such period constitute the directors of the Corporation cease for any reason to constitute at least a majority thereof. For purposes of this clause (v):

(a)           each director who, during any such period, is elected or appointed as a director of the Corporation with the approval of at least a majority of the Incumbent Directors will be deemed to be an Incumbent Director;

(b)           an “Incumbent Director” does not include a director, elected or appointed pursuant to an agreement (in respect of such election or appointment) with another Person that deals with the Corporation at arm’s length, or as part of or related to an amalgamation, a merger or a consolidation of the Corporation into or with another person, a reorganization of the capital of the Corporation or the acquisition of the Corporation as a result of which securities entitled to less than fifty (50%) percent of the votes exercisable by holders of the then-outstanding securities entitled to Voting Stock of the Corporation or such Person into which the Voting Stock of the Corporation is converted on or immediately after such transaction are held in the aggregate by Persons who were holders of Voting Stock of the Corporation immediately prior to such transaction; and

(c)           references to the Corporation shall include successors to the Corporation as a result of any amalgamation, merger, consolidation or reorganization of the Corporation into or with another body corporate or other legal Person.

  (c)           Upon a change of control all options held shall vest.

4.5                     In the event of the termination by the Corporation of the employment of the Employee for reasons other than just cause or a resignation under Section 4.4(a), the Corporation shall reimburse the Employee for employment relocation and financial counselling and tax planning services the sum of Ten Thousand Dollars ($10,000.00).

5.                      MISCELLANEOUS

5.1                     Binding Agreement

  This Agreement shall be binding on the parties hereto and their respective successors in interest but, subject as hereinafter provided, shall not be assignable by either such party except the Corporation shall be entitled to assign this Agreement to any continuing or successor corporation resulting from any amalgamation, consolidation, merger or arrangement with one or more affiliates of the Corporation. This Agreement and all rights of the Employee hereunder shall enure to the benefit of and be enforceable by the Employee’s heirs, executors, administrators or other legal personal representatives.

5.2                     Notices

  Any notice or other communication required or permitted to be given or made hereunder shall be in writing and shall be well and sufficiently given or made if:

  (a)           enclosed in a sealed envelope and delivered in person to the party hereto to whom it is addressed (or in the case of the Corporation, to the receptionist or another responsible employee, not being the Employee) at the relevant address set forth below; or

  (b)           telexed, telegraphed, telecopied or sent by other means of recorded electronic communication;

  if to the Corporation addressed to it at:

  1700 - 700 West Pender Street
  Vancouver, B.C.
  V6C 2W2
  Fax: 604 915 5001

  Attention: Chairman

  and if to the Employee, addressed to him at:

  13326 23A Ave.,
  Surrey, B.C
  V4A 9S9.

  Any notice or other communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery, if delivered, and on the day of sending, if sent by fax or other means of recorded electronic communication (provided such delivery or sending is during normal business hours on a business day and, if not, then on the first business day thereafter). Either party hereto may change his or its address for notice by notice to the other party hereto given in the manner aforesaid.

5.3                      Modification and Waiver

No provision of this Agreement may be modified or amended unless such modification or amendment is authorized by the Board and is agreed to in writing, signed by the Employee and the Corporation. No waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or any prior or subsequent time. This Employment Agreement replaces any prior Employment Agreements and no agreement or representations, oral or otherwise, express or implied, with respect to the employment of the Employee by the Corporation have been made by either party which are not set forth expressly in this Agreement.

5.4                      Mitigation

The Employee shall not be required to mitigate any damages he may suffer by reason of the termination of his employment hereunder by the Corporation pursuant to Section 4.3 hereof nor shall any rights or benefits required to be provided to the Employee hereunder be terminated or reduced as a result of his employment by another employer, except to the extent specifically provided for in this Agreement,

5.5                      Acknowledgement

The Employee acknowledges and agrees that the payment contemplated in Section 4.3 hereof include his entitlement, if any, to payment in lieu of notice, severance pay or damages under applicable employment standards legislation, common law or any other entitlement at law arising out of the termination of his employment.

5.6                      Survival of Obligations

   The obligations of the parties hereunto pursuant to Sections 2.2 to 2.7, 3.4, 4.2 to 4.5 and 5.1 to 5.13 of this Agreement shall survive the termination of the Employee’s employment hereunder.

5.7                      Entire Agreement

   This Agreement contains all the terms and conditions agreed upon by the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto.

5.8                      Law Governing

   This Agreement shall be subject to and governed by the laws of the Province of British Columbia.

5.9                     Mediation and Arbitration

 The parties agree to attempt to resolve all disputes arising out of or in connection with this Agreement, including its existence and validity or its breach or termination by either party, by structured negotiation with the assistance of a mediator agreed to by the parties or failing agreement, appointed by the British Columbia International Commercial Arbitration Centre under its commercial mediation rules.

 If the dispute cannot be settled within a period of thirty (30) days after the mediator has been appointed, or such longer period agreed to by the parties, the dispute shall be referred to and finally resolved by arbitration in Vancouver, British Columbia pursuant to the terms of the British Columbia Commercial Arbitration Act. The arbitral tribunal shall be comprised of a single arbitrator agreed upon by the parties. If the parties are unable to agree to the appointment of an arbitrator within fifteen (15) days of delivery of a request for arbitration by either party to the other, a request for appointment of the arbitrator may be made to the Executive Director of the British Columbia International Commercial Arbitration Centre. If for any reason the Executive Director is unable to make the appointment requested, a request shall be made for appointment of the arbitrator to the Supreme Court of British Columbia.

Each party shall bear its own costs of legal representation and assistance. All other costs, including the fees and expenses of the mediator, the arbitrator and administrative fees and charges, shall be shared equally by the parties.

5.10                   Time of Essence

  Time shall be of the essence of this Agreement.

5.11                   Invalidity

  The invalidity, illegality or unenforceability of any provision hereof shall not in any way affect or impair the validity, legality or enforceability of the remaining provisions hereof.

5.12                   Currency

  Except as otherwise specified, all dollar amounts referred to herein are Canadian dollars.

5.13                   Headings

  The headings contained herein are for reference purposes only and shall not in any way affect the construction or interpretation of this Agreement.

  IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

KOBEX MINERALS INC.

Per:
WITNESS:

ALFRED HILLS